Exhibit 99.01
Cadence Elects Susan L. Bostrom to Board of Directors
Veteran Management and Marketing Executive Rejoins Cadence Board
SAN JOSE, Calif. — February 16, 2011 — Cadence Design Systems, Inc. (NASDAQ: CDNS) announced the election of Susan L. Bostrom to its Board of Directors. Bostrom brings more than 25 years of operational and leadership expertise to the board, having most recently served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs, at Cisco Systems, Inc. As a member of Cadence’s eight person board, Bostrom brings a deep understanding of Cadence’s customer requirements.
     “We are very pleased and honored to have Sue Bostrom rejoin the board,” said John B. Shoven, Ph.D., chairman of the board of directors. “Sue’s deep leadership, operational and strategic marketing experience will bolster our commitment to innovation and winning through customer success as we build on the momentum of our EDA360 vision. Having previously served on Cadence’s board, Sue brings a historical perspective to the board as well as a macro view of today’s complex electronics ecosystem from her 14 year tenure at Cisco.”
     Previously, Bostrom served in senior management positions at FTP Software, Inc., National Semiconductor Corporation and McKinsey & Company. Bostrom currently serves on the board of directors for Varian Medical Systems, Inc., Stanford Hospital and Clinics and Georgetown University. She also serves on the Advisory Board of the Stanford Institute for Economic Policy Research and the Advisory Council of the Stanford Graduate School of Business. Bostrom served on the Cadence board of directors from 2001 until 2005.
About Cadence
     Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about Cadence and its products and services is available at www.cadence.com.
Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

For more information, please contact:
Investors and Shareholders
Jennifer Jordan
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com
Media and Industry Analysts
Nancy Szymanski
Cadence Design Systems, Inc.
408-473-8382
nancy@cadence.com
# # #